Exhibit 23.12

Dahrouge Geological Consultant USA Ltd.

7000 S. Yosemite Street, Suite 115

Centennial, CO 80112 USA

CONSENT OF QUALIFIED PERSON

Regarding the technical report summary titled S-K 1300 Technical Report Summary of the Songwe Hill Rare Earth Element Project in Malawi, with an effective date of 30 June 2025 (the “Technical Report Summary”), as signed and certified by me, Trevor Mills, as Principal Geologist / US Operations Manager of, and on behalf of, Dahrouge Geological Consultant USA Ltd. (“Dahrouge”), I hereby state that Dahrouge is responsible for the preparation of those certain sections of the Technical Report Summary listed as its areas of responsibility in Section 2.1 thereof.

Furthermore, I, on behalf of Dahrouge, state that:

(a)	Dahrouge consents to the public filing by Mkango Rare Earths Limited of the Technical Report Summary with the United States Securities and Exchange Commission;

(b)	the document that the Technical Report Summary supports is the Registration Statement on Form F-4 of Mkango Rare Earths Limited (the “Document”);

(c)	Dahrouge consents to the use of its name in the Document, to any quotation from or summarization in the Document of the parts of the Technical Report Summary for which it is responsible, and to the filing of the Technical Report Summary as an exhibit to the Document; and

(d)	Dahrouge confirms that individuals on behalf of Dahrouge have read the Document, and that the Document fairly and accurately reflects, in the form and context in which it appears, the information in the parts of the Technical Report Summary for which Dahrouge is responsible.

Dated at 7000 S. Yosemite Street, Suite 115 Centennial, CO USA this June 5, 2026.

/s/ Trevor Mills	Professional Seal / Stamp
Signature of Individual on behalf of Qualified Person

Trevor Mills, P.G., SME-RM, Member No. 04195601